BBX Capital, Inc. Reports Financial Results

For the First Quarter, 2021

FORT LAUDERDALE, Florida – May 10,  2021 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or “the Company”) reported today its financial results for the quarter ended March 31, 2021.

Selected highlights of BBX Capital’s consolidated financial results include:

First Quarter 2021 Compared to First Quarter 2020:

•	Total consolidated revenues of $61.9 million vs. $48.2 million
•	Income (loss) from continuing operations before income taxes of $3.5 million vs. ($30.6 million)
•	Net income (loss) attributable to shareholders of $2.3 million vs. ($21.9 million)
•	Diluted earnings (loss) per share from continuing operations of $0.12 vs. ($1.10)

Balance Sheet as of March  31, 2021

•	Cash and cash equivalents of $87.8 million
•	Note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $75.0 million
•	Total consolidated assets of $442.0 million
•	Total shareholders' equity of $309.5 million
•	Fully diluted book value per share of $16.31 (1)
(1)	Fully diluted book value per share is stockholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares outstanding on March 31, 2021.

“While BBX Capital is continuing to monitor the ongoing economic impact of the COVID-19 pandemic on the Company, the demand for many of our portfolio companies’ products, including single-family and multifamily apartment housing, home improvement products, and chocolate and candy, appears to be resilient. However, costs of goods, the availability of labor, and disruptions in supply chains remain a challenge. Our efforts continue to be focused on navigating through these challenges and the effects of the pandemic in order to position the Company for long-term growth,” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc.

“Although BBX Capital Real Estate (‘BBXRE’) has experienced and is continuing to closely monitor increases in construction and development costs as a result of higher commodity and labor prices, BBXRE has continued to benefit from the migration of residents to Florida, which has resulted in an increase in demand for single-family and multifamily housing in many of the markets in which BBXRE and the Altman Companies operate. Sales at BBXRE’s single-family home developments were strong during the first quarter of 2021, and the pricing and timing of sales exceeded our expectations. During the quarter, we sold 128 developed lots to homebuilders at our Beacon Lake Community development in St. Johns County, Florida, and we have now entered into agreements with homebuilders to sell substantially all of the remaining lots in the community. Further, leasing and rent collections at the multifamily apartment communities developed and managed by the Altman Companies have returned to, and in some cases have exceeded, pre-pandemic levels.

“Renin’s sales during the first quarter were strong, reflecting the impact of Renin’s acquisition of Colonial Elegance in October 2020 and an increase in consumer demand for home improvement products. However,  Renin is currently experiencing significant supply chain disruptions and increased costs related to shipping and raw materials, which is adversely impacting its gross margin percentage, and it has been notified by one of its large customers that the customer intends to purchase certain products from an alternative source, as discussed further below. In this regard, Renin is working to mitigate the adverse impacts of these factors though price adjustments, transferring certain of its activities to its own manufacturing facilities, and continuing its focus on delivering outstanding customer service and creating value for its customers through its product sourcing and manufacturing.

“As previously disclosed, BBX Sweet Holdings has been significantly impacted by the COVID-19 pandemic and associated economic uncertainties. In September 2020, IT’SUGAR filed voluntary petitions to reorganize under Chapter 11 bankruptcy, which resulted in the deconsolidation of IT’SUGAR. IT’SUGAR is continuing to operate its retail locations under the supervision of the Bankruptcy Court, and in April 2021, it submitted its proposed plan to emerge from bankruptcy. Although any agreements are subject to confirmation of IT’SUGAR’s proposed plan, IT’SUGAR has executed amended lease agreements on substantially all of its retail locations other than those locations where IT’SUGAR either intends to assume the leases under their current terms or reject the leases under bankruptcy protection and close the locations. Further, while there is no assurance that its sales will not decline in future periods, IT’SUGAR’s sales since the bankruptcy filings have steadily improved. During the first quarter, its comparable store sales were approximately 10% lower than the comparable period in 2019, while its total revenues were approximately 11% higher than the comparable period in 2019. We continue to be hopeful that IT’SUGAR will exit from bankruptcy during the second quarter of 2021 and believe that, upon its exit, it will be positioned to successfully move forward despite the continuing impact of the pandemic and related economic uncertainty.

“Although we have seen many positive signs, there remains significant risks of additional disruptions in the economy, as evidenced by the rising costs currently impacting the industries in which our portfolio companies operate and inflationary trends which may ultimately impact customer demand. To this end, while we are pleased with our results and the performance of our businesses during the first quarter of 2021, we are mindful that we must remain focused on navigating the ongoing uncertainties, changes in consumer demand, and the new post-COVID economy,” Jarett Levan concluded.

Additional Information

The Company was spun-off from Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation) on September 30, 2020, and as a result, the Company’s financial results prior to September 30, 2020 were derived from the accounting records of Bluegreen Vacations Holding Corporation. Accordingly, the Company’s financial results for the three months ended March 31, 2020 that are included in this release and in its unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 do not necessarily reflect what the Company’s results of operations, financial position, or cash flows would have been had the Company been a separate entity during such periods and are not indicative of the future results of the Company.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, as well as further details regarding the basis of presentation of BBX Capital’s financial results for the three months ended March 31, 2020, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, Renin, and BBX Sweet Holdings.

BBX Capital Real Estate -  Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

First Quarter 2021 Compared to First Quarter 2020:

•	Revenues of $14.5 million vs. $7.0 million
•	Net profits from sales of real estate inventory to homebuilders of $5.7 million vs. $1.8 million
•	Recoveries from loan losses of $0.5 million vs. $3.5 million
•	Income from continuing operation before income taxes of $4.9 million vs. $4.1 million

BBXRE’s operating results for the quarter ended March  31, 2021 as compared to the same 2020 period reflect an increase in net profits from sales of developed lots to homebuilders at the Beacon Lake Community development due to an increase in sales volume, as BBXRE sold 128 developed lots during the 2021 period compared to 87 developed lots during the 2020 period, and an increase in estimated contingent purchase price associated with sales of developed lots as a result of higher demand in the market for single-family housing during the 2021 period. The increase in net profits from sales of developed lots was partially offset by a decrease in recoveries from loan losses due to a settlement with a financial institution servicing loans for BBXRE during the 2020 period.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

First Quarter 2021 Compared to First Quarter 2020:

•	Trade sales of $38.7 million vs. $17.4 million
•	Gross margin of $6.0 million vs. $3.2 million
•	Gross margin percentage of 15.6% vs. 18.2%
•	Income from continuing operations before income taxes of $0.8 million vs. $0.7 million

Renin’s operating results for the quarter ended March  31, 2021 as compared to the same 2020 period reflect an increase in Renin’s trade sales and gross margin resulting primarily from the acquisition of Colonial Elegance in October 2020, partially offset by (i) a decrease in gross margin percentage as a result of increased costs related to raw materials and the shipment of products, (ii) ongoing expenses resulting from the acquisition of Colonial Elegance, including an increase in selling, general, and administrative expenses  (including amortization expense related to acquired intangible assets) and an increase in interest expense related to borrowings used to finance the acquisition, and (iii) higher foreign currency exchange losses due to the impact of changes in foreign exchange rates between the U.S. dollar and Canadian dollar and an overall increase in assets and liabilities denominated in Canadian dollars as of March 31, 2021 as compared to March 31, 2020 as a result of the acquisition of Colonial Elegance.

In response to increased costs related to shipping and raw materials, which is impacting the entire industry in which Renin operates, Renin has been, among other things, negotiating price adjustments with its customers. While negotiations in many cases have been successful, such pricing adjustments have also increased the risk of customers exploring alternative sources for Renin’s products, and in April 2021, Renin was notified by one of its large customers that the customer will no longer be purchasing certain products from Renin commencing in late 2021 and is also evaluating alternative sources for certain other products.

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results (2) include:

First Quarter 2021 Compared to First Quarter 2020:

•	Trade sales of $5.0 million vs. $21.3 million
•	Gross margin of $1.2 million vs. $6.6 million
•	Gross margin percentage of 23.2% vs. 30.8%
•	Loss from continuing operations before income taxes of ($0.4 million) vs. ($28.9 million)
(2)

IT’SUGAR’s results of operations were included in the Company’s financial results through September 22, 2020, the date that the Company deconsolidated IT’SUGAR as a consequence of IT’SUGAR filing voluntary petitions under Chapter 11 bankruptcy. As BBX Sweet Holdings continues to own a noncontrolling equity investment in IT’SUGAR, IT’SUGAR’s results of operations are not reflected as discontinued operations in the Company’s financial statements and are therefore included in the Company’s financial results presented above for the first quarter of 2020.

BBX Sweet Holdings’ operating results for the quarter ended March  31, 2021 as compared to the same 2020 period reflect the recognition of impairment losses in the 2020 period due to a decline in the estimated value of the goodwill and long-lived assets associated with BBX Sweet Holdings’ investments, including IT’SUGAR, as a result of the impact of the COVID-19 pandemic on market conditions, as well as a decrease in trade sales, gross margin, and operating losses associated with IT’SUGAR due to the deconsolidation of IT’SUGAR in September 2020.

At the current time, IT’SUGAR is continuing to operate its retail locations under the supervision of the Bankruptcy Court and the participation of the court-appointed creditors’ committee, and in April 2021, it submitted its proposed Reorganization Plan with the consent of the creditors’ committee. Although IT’SUGAR intends to assume certain lease agreements under their current terms and has closed certain locations, IT’SUGAR has executed amendments to the lease agreements associated with substantially all of its retail locations; however, all lease modifications and amendments are ultimately subject to confirmation of IT’SUGAR’s proposed Reorganization Plan.

Although IT’SUGAR’s sales volumes continue to be impacted by the effects of the COVID-19 pandemic and there is no assurance that its sales will not decline in future periods, IT’SUGAR’s sales since the filing of the Bankruptcy Cases have steadily improved. While IT’SUGAR’s total revenues for the three months ended September 30, 2020 had declined by approximately 50% as compared to the comparable period in 2019, IT’SUGAR’s comparable store sales (which exclude the impact of e-commerce sales and changes in the store portfolio) and total revenues for the three months ended December 31, 2020 had declined by approximately 32% and 23%, respectively, as compared to the comparable period in 2019. Further, its comparable store sales for the three months ended March 31, 2021 were approximately 10% lower than comparable store sales during the 2019 period, while its total revenues for the three months ended March 31, 2021 were approximately 11% higher than the comparable period in 2019.  (Because the first quarter of 2020 was impacted by the closure of IT’SUGAR’s locations in March 2020, BBX Sweet Holdings does not believe that the results from that period provide a meaningful comparison.)

As a result of the effects of the pandemic on global supply chains, IT’SUGAR has experienced an increase in inventory and freight costs, as well as delays in its supply chains. To date, IT’SUGAR has been able to mitigate the impact of increased costs through increases in the prices of its products; however, supply chain disruptions have impacted its ability to maintain historical inventory levels at its retail locations.

During the three months ended March 31, 2021, Las Olas Confections and Snacks’ sales increased by approximately 9.7% as compared to its sales during the comparable 2020 period; however, it has also begun to experience the impacts of global supply chain disruptions, including increased costs for raw materials and supply chain delays.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of the BBX Capital and its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would,” and words and phrases of similar import. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties, and other cautionary statements made in this report and in the Company’s other reports filed with the Securities and Exchange Commission (“SEC”). The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company and its respective investments and operations. The reader should note that prior or current performance is not a guarantee or indication of future performance. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and all such information should only be viewed as historical data. Future results could differ materially as a result of a variety of risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include, risks relating to public health issues, including, in particular, the COVID-19 pandemic, as it is not currently possible to accurately assess the expected duration and effects of the pandemic on our business. These include required closures of retail locations, travel and business restrictions, “shelter in place” and “stay at home” orders and advisories, volatility in the global and national economies and equity, credit, and commodities markets, worker absenteeism, quarantines, and other health-related restrictions; the duration and severity of the COVID-19 pandemic and the impact on demand for the Company’s products and services, levels of consumer confidence, supply chains and raw materials costs; actions taken by governments, businesses, and individuals in response to the pandemic and their impact on economic activity and consumer spending, which will impact the Company’s ability to successfully resume full business operations; the pace of recovery when the COVID-19 pandemic subsides and the possibility of a resurgence; competitive conditions; the Company’s liquidity and the availability of capital; the effects and duration of steps the Company takes in response to the COVID-19 pandemic, including the inability to rehire or replace furloughed employees; risks that the Company may recognize further impairment losses; the risks and uncertainties inherent in the bankruptcy proceedings of IT’SUGAR LLC and its subsidiaries (“IT’SUGAR”) and the inability to predict the effect of IT’SUGAR’s reorganization and/or liquidation process on the Company and its results of operation and financial condition, including the risk that additional impairment charges may be required in the future, IT’SUGAR’s ability to prosecute, confirm and consummate a plan of reorganization or liquidation, IT’SUGAR’s ability, through the Chapter 11 bankruptcy process, to reach agreement with its landlords or other third parties, and the risk that creditors of IT’SUGAR may assert claims against the Company or any of their respective subsidiaries (other than IT’SUGAR) and that the Company or any such subsidiary’s assets may become subject to or included in IT’SUGAR’s bankruptcy case; risks related to the Company’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on consumers, including, but not limited to, their income, their level of discretionary spending both during and after the pandemic, and their views towards the retail industry; the risk that certain of the Company’s operations, including retail locations, may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; the risk that commodity, freight, and labor price increases may adversely impact the gross margins of BBXRE, BBXSH, and Renin;  the risk that homebuilders will not meet their obligations to acquire lots at Beacon Lake due to the impact of higher construction costs, and the risk that the loss of sales of products to Renin’s major customers and/or Renin’s efforts to maintain sales of its products to its major customers may negatively impact Renin’s sales, gross margin, and profitability, require Renin to lower its prices, and result in the recognition of impairment losses related to its goodwill and long-lived assets and noncompliance with the terms of its outstanding credit facility. This press release also contains a discussion of the recent acquisition by Renin of Colonial Elegance, which is subject to the impact of economic, competitive and other factors affecting Renin and Colonial Elegance, including their operations, markets, marketing strategies, products and services; the risk that the integration of Colonial Elegance may not be completed on a timely basis, or as anticipated; that the anticipated expansion or growth opportunities will not be achieved or if achieved will not be advantageous; that the acquisition will not be cash accretive immediately or at all; that net income may not be generated when anticipated or at all or the acquisition may result in net losses; that BBX Capital and/or Renin may not realize the anticipated benefits of the acquisition when or to the extent anticipated or at all; and the risks associated with the increased indebtedness incurred by Renin to finance the acquisition including, compliance with financial covenants and restrictions on Renin’s activities.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March  31, 2021, which will be filed on or about May 10, 2021, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, as well as BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2020 that was filed on March 16, 2021,  which is currently available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.  The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended March  31, 2021 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	4,982	38,691	2,241	—	45,914
Sales of real estate inventory	13,535	—	—	—	—	13,535
Interest income	475	—	—	—	1,175	1,650
Net gains on sales of real estate assets	105	—	—	—	—	105
Other revenue	398	—	—	430	(157)	671
Total revenues	14,513	4,982	38,691	2,671	1,018	61,875
Costs and expenses:
Cost of trade sales	—	3,828	32,656	409	—	36,893
Cost of real estate inventory sold	7,858	—	—	—	—	7,858
Interest expense	—	26	410	1	(147)	290
Recoveries from loan losses, net	(508)	—	—	—	—	(508)
Selling, general and administrative expenses	1,974	1,571	4,304	1,506	3,843	13,198
Total costs and expenses	9,324	5,425	37,370	1,916	3,696	57,731
Operating income (losses)	5,189	(443)	1,321	755	(2,678)	4,144
Equity in net losses of unconsolidated real estate joint ventures	(271)	—	—	—	—	(271)
Other income (expense)	—	26	—	(1)	38	63
Foreign exchange loss	—	—	(480)	—	—	(480)
Income (loss) from continuing operations before income taxes	$4,918	(417)	841	754	(2,640)	3,456

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended March  31, 2020 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	21,329	17,446	2,111	—	40,886
Sales of real estate inventory	6,439	—	—	—	—	6,439
Interest income	104	14	—	—	(2)	116
Net losses on sales of real estate assets	(47)	—	—	—	—	(47)
Other revenue	460	119	—	249	(41)	787
Total revenues	6,956	21,462	17,446	2,360	(43)	48,181
Costs and expenses:
Cost of trade sales	—	14,770	14,275	735	—	29,780
Cost of real estate inventory sold	4,632	—	—	—	—	4,632
Interest expense	—	61	114	3	(178)	—
Recoveries from loan losses, net	(3,512)	—	—	—	—	(3,512)
Impairment losses	—	24,708	—	2,727	—	27,435
Selling, general and administrative expenses	2,336	10,900	2,618	1,703	3,763	21,320
Total costs and expenses	3,456	50,439	17,007	5,168	3,585	79,655
Operating income (losses)	3,500	(28,977)	439	(2,808)	(3,628)	(31,474)
Equity in net earnings of unconsolidated real estate joint ventures	551	—	—	—	—	551
Other income (expense)	—	39	(3)	—	—	36
Foreign exchange gain	—	—	278	—	—	278
Income (loss) from continuing operations before income taxes	$4,051	(28,938)	714	(2,808)	(3,628)	(30,609)